EXHIBIT 99.1

Callaway Golf Company Announces Preliminary First Quarter Net Sales and Earnings

    CARLSBAD, Calif.--(BUSINESS WIRE)--April 6, 2005--Callaway Golf Company (NYSE:ELY) today announced that, based on current information, the Company estimates net sales for the first quarter ended March 31, 2005 of approximately $300 million with corresponding earnings per diluted share ranging from $0.26 to $0.28. Excluding integration charges of approximately $0.03 per diluted share associated with the consolidation of the Top-Flite and Callaway Golf operations, pro forma earnings per diluted share are estimated to range from $0.29 to $0.31.
    William C. Baker, Chairman and Chief Executive Officer of Callaway Golf, commented, "As we emphasized earlier this year, net sales generated in the first quarter of fiscal 2005 were expected to be less than 2004 for two primary reasons. First, Callaway Golf is purposely staggering its new product launches more evenly this year. Second, the Company has carefully managed the amount of inventory shipped into the marketplace during the first quarter. These actions were taken to assure that every product launch was fully supported and to avoid the build-up of inventory at retail that was experienced last year. Both initiatives should promote sell-through of new and existing product."
    Mr. Baker continued, "We are pleased with the initial reception of our new products at retail and the early sell-through to consumers thus far. Retail inventories are in-line with our expectations and we are seeing gains in market share across our product portfolio. These gains could be enhanced by additional products scheduled to start shipping over the next two quarters, including our new X-Tour irons currently being used so successfully by Phil Mickelson. We are appropriately positioned in the marketplace with new products and inventory and believe that our commitment to innovative products and timely introductions will build sustainable, long-term value for our shareholders."
    Management will release actual first quarter financial results the week of April 18, 2005. A subsequent conference call and webcast will take place at that time, details of which will be released in mid-April.
    The Company also announced that it filed a Form 8-K today reporting the amendment of its credit facility to modify the minimum consolidated interest coverage ratio for the first quarter. For additional information, see the Company's Form 8-K which is on file with the Securities and Exchange Commission.

    Disclaimer: Investors should be aware that the Company has not yet finalized its results for the first quarter and that the Company's "preliminary" estimates of net sales and earnings for the first quarter reflect management's estimates based upon the information available at the time made. These estimates could differ materially from the Company's actual results if the information on which the estimates were based ultimately proves to be incorrect or incomplete. In addition, statements used in this press release that relate to future plans, events, financial results, performance or prospects, including statements relating to future sell-through of products, future market shares gains, 2005 performance levels and the ability to build sustainable, long-term value for shareholders, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Actual results may differ materially from those anticipated as a result of certain risks and uncertainties, including but not limited to delays, difficulties or unanticipated costs in integrating the Top-Flite Golf and Callaway Golf assets, brands and businesses, the maintenance of good vendor relationships, adverse market and economic conditions, market acceptance of current and future products, adverse weather conditions (including the lasting effects from severe adverse weather) and seasonality, competitive pressures, fluctuations in foreign currency exchange rates, delays, difficulties or increased costs in the manufacturing of the Company's golf club or ball products, or in the procurement of materials or resources needed to manufacture the Company's golf club or ball products, any rule changes or other actions taken by the USGA or other golf association that could have an adverse impact upon demand for the Company's products, a decrease in participation levels in golf and the effect of terrorist activity or armed conflict on the economy generally, on the level of demand for the Company's products or on the Company's ability to manage its supply and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties, see Part II, Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 2004, as well as other risks and uncertainties detailed from time to time in the Company's reports on Forms 10-K, 10-Q and 8-K subsequently filed from time to time with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    Regulation G: The preliminary financial results reported in this press release have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). In addition to the GAAP results, the Company has also provided additional information concerning its preliminary results, which includes certain financial measures not prepared in accordance with GAAP. The non-GAAP financial measures included in this press release exclude charges associated with the integration of the Callaway Golf Company and Top-Flite Golf Company operations. These non-GAAP financial measures should not be considered a substitute for any measure derived in accordance with GAAP. These non-GAAP financial measures may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management believes that the presentation of such non-GAAP financial measures, when considered in conjunction with the most directly comparable GAAP financial measures, provides additional useful information concerning The Company's operations without the Top-Flite integration charges. The Company has provided reconciling information in the text of this press release.

    Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf(R), Top-Flite(R), Odyssey(R) and Ben Hogan(R) brands. For more information visit www.callawaygolf.com.

    CONTACT: Callaway Golf Company
             Brad Holiday, Larry Dorman
             760-931-1771